                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                VALUECLICK, INC.


                  ValueClick, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                  FIRST: The original Certificate of Incorporation of ValueClick, Inc. was filed with the Secretary of State of Delaware on October 9, 1998.

                  SECOND: The Amended and Restated Certificate of Incorporation of ValueClick, Inc., in the form attached hereto as EXHIBIT A, has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation, and the Certificate of Incorporation shall be amended and restated in full to read as set forth as EXHIBIT A.

                  THIRD: The Restated Certificate of Incorporation so adopted reads in full as set forth in EXHIBIT A and is hereby incorporated herein by this reference.

                  IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this 8th day of October, 1999 and certifies under penalties of perjury that the Amended and Restated Certificate of Incorporation is the act and deed of the Corporation and that the statements herein are true.


By       /s/ KURT A. JOHNSON
         ---------------------------------------------------
         Kurt A. Johnson, Secretary

                                    EXHIBIT A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                VALUECLICK, INC.


                                   ARTICLE I

                  The name of this Corporation is ValueClick, Inc.

                                   ARTICLE II

                  The address of the registered office of this Corporation in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. This Corporation's registered agent at that address is Corporation Service Company.

ARTICLE III

                  The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

                  This Corporation is to have perpetual existence.

                                   ARTICLE V

         A. CLASSES OF STOCK. This Corporation is authorized to issue two classes of capital stock, to be designated "Preferred Stock" and "Common Stock." The total number of shares of capital stock that this Corporation shall have authority to issue is 120,000,000. The total number of shares of Preferred Stock that this Corporation shall have authority to issue is 20,000,000. The total number of shares of Common Stock that this Corporation shall have authority to issue is 100,000,000. The Preferred Stock shall have a par value of $.001 per share, and the Common Stock shall have a par value of $.001 per share.

         B. SERIES OF PREFERRED STOCK. The Preferred Stock shall be divided into series. The first series shall consist of 297,132 shares and is designated "Series A Convertible Preferred Stock." The second series shall consist of 1,047,804 shares and is designated "Series B Convertible Preferred Stock." The third series shall consist of 1,400,000 shares and is designated "Series C Convertible Preferred Stock." The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, to fix the number of shares of each such series, and to determine or alter for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated in a resolution or resolutions adopted by the

Board of Directors of the Corporation and as may be permitted by the General Corporation Law of the State of Delaware. Any such series may be senior to, on a par with or junior to any other series of Preferred Stock (including the Series A, B, and C Convertible Preferred Stock), in any one or more, or all, respects, as the Board of Directors of the Corporation may determine. The Board of Directors of the Corporation is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series, other than the Series A, B or C Convertible Preferred Stock, subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         C. SERIES A, B AND C CONVERTIBLE PREFERRED STOCK. The powers, preferences, rights, restrictions, and other matters relating to the Series A, B and C Convertible Preferred Stock are as follows:

         1. CERTAIN DEFINITIONS. Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this part C, the meanings specified below.

                  BOARD means the Board of Directors of the Corporation.

                  COMMON STOCK means all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other stock of the Corporation, however designated, authorized after the Issue Date, that has the right (subject always to prior rights of any class or series of Preferred Stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

                  CONVERSION DATE has the meaning set forth in subparagraph 4.d.

                  CONVERSION Price means the price per share of Common Stock used to determine the number of shares of Common Stock deliverable on conversion of a share of the Series A, B or C Convertible Preferred Stock, which price shall initially be, for the Series A Convertible Preferred Stock, $0.20 per share of Common Stock, for the Series B Convertible Preferred Stock, $0.68 per share of Common Stock, and, for the Series C Convertible Preferred Stock, $2.70 per share of Common Stock, in each case subject to adjustment in accordance with paragraph 4.

                  CORPORATION means ValueClick, Inc., a Delaware corporation.

                  CURRENT MARKET PRICE has the meaning set forth in subparagraph 4.g.

                  EXCLUDED STOCK has the meaning set forth in subparagraph
4.f(2).

                  ISSUE DATE means the date that shares of Series A, B or C Convertible Preferred Stock are first issued by the Corporation.

                  JUNIOR STOCK means any class or series of stock of the Corporation issued after the Issue Date and not entitling the holders thereof to receive any assets on the liquidation, dissolution or winding up of the affairs of the Corporation until the holders of Series A, B and C

Convertible Preferred Stock shall have received the entire amount to which the holders of Series A, B and C Convertible Preferred Stock are entitled on liquidation, dissolution or winding up.

                  LIQUIDATION VALUE means the maximum amount per share to which the holders of Series A, B or C Convertible Preferred Stock would be entitled pursuant to paragraph 3 on a liquidation, dissolution or other winding up of the affairs of the Corporation.

                  PARITY STOCK means any class or series of stock of the Corporation issued after the Issue Date and entitling the holders thereof to receive assets on the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the holders of Series A, B and C Convertible Preferred Stock.

                  SENIOR STOCK means any class or series of stock of the Corporation issued after the Issue Date and entitling the holders thereof to receive assets on the liquidation, dissolution or winding up of the affairs of the Corporation prior and in preference to the holders of Series A, B and C Convertible Preferred Stock.

                  SERIES A ISSUE PRICE means $0.20 per share of Series A Convertible Preferred Stock.

                  SERIES B ISSUE PRICE means $0.68 per share of Series B Convertible Preferred Stock.

                  SERIES C ISSUE PRICE means $2.70 per share of Series C Convertible Preferred Stock.

                  SUBSIDIARY means any corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.

         2. DIVIDENDS. The holders of Series A, B and C Convertible Preferred Stock shall not have any right to receive any dividends whatsoever. So long as any shares of Series A, B or C Convertible Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock or Parity Stock any dividend whatsoever, whether in cash, property or otherwise, shall not make any distribution on any Junior Stock or Parity Stock, shall not purchase or redeem any Junior Stock or Parity Stock or permit any Subsidiary to purchase or redeem any Junior Stock or Parity Stock, or pay or make available for a sinking fund any monies for the purchase or redemption of any Junior Stock or Parity Stock, without the prior written consent in each case of the holders of not less than two-thirds of the outstanding shares of Series A Convertible Preferred Stock, the holders of not less than two-thirds of the outstanding shares of Series B Convertible Preferred Stock and the holders of not less than two-thirds of the outstanding shares of Series C Convertible Preferred Stock; provided that such holders shall be deemed to have consented in writing to any purchase of shares of Common Stock held by one or more employees or former employees of the Corporation pursuant to a written agreement or agreements approved by the Board to which such employees or former employees and the Corporation are parties, so long as the aggregate number of shares of Common Stock so purchased does not exceed ten percent of the number of shares of Common Stock outstanding immediately prior to such purchase.

         3. DISTRIBUTIONS ON LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, after payment in full and discharge of the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, out of the remaining assets of the Corporation, the holders of Series A Convertible Preferred Stock shall be entitled to receive the Series A Issue Price for each share of Series A Convertible Preferred Stock, the holders of Series B Convertible Preferred Stock shall be entitled to receive the Series B Issue Price for each share of Series B Convertible Preferred Stock, and the holders of Series C Convertible Preferred Stock shall be entitled to receive the Series C Issue Price for each share of Series C Convertible Preferred Stock, in cash or in property taken at its fair value as determined by the Board, or a combination thereof, at the election of the Board. If such payment shall have been made in full to the holders of the Series A, B and C Convertible Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Parity Stock, Series A, B and C Convertible Preferred Stock and Junior Stock, according to their respective shares and priorities; provided that, for this purpose, the Parity Stock, Series A, B and C Convertible Preferred Stock shall be deemed to have been converted in full immediately prior to such liquidation, dissolution or other winding up as provided in paragraph 4. If, on any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series A, B and C Convertible Preferred Stock and Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series A, B and C Convertible Preferred Stock and Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this paragraph 3.

         4. CONVERSION RIGHTS. The Series A, B and C Convertible Preferred Stock shall be convertible into Common Stock as follows:

                  a. OPTIONAL CONVERSION. Subject to and on compliance with this paragraph 4, any holder of any shares of Series A, B or C Convertible Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares into whole, fully paid and nonassessable shares of Common Stock at the Conversion Price therefor in effect on the Conversion Date therefor on the terms hereinafter set forth.

                  b. AUTOMATIC CONVERSION. Each outstanding share of Series A, B or C Convertible Preferred Stock shall automatically be converted, without any further act of the Corporation or any of its stockholders, into whole, fully paid and nonassessable shares of

Common Stock at the Conversion Price therefor then in effect on the consummation of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of shares of Common Stock for the account of the Corporation in which the aggregate proceeds (after deducting all underwriting discounts and commissions) received by the Corporation equals or exceeds $20,000,000.

                  c. CONVERSION PRICE. Each share of Series A, B or C Convertible Preferred Stock shall be converted into a number of shares of Common Stock equal to the quotient determined by dividing the Series A Issue Price, the Series B Issue Price or the Series C Issue Price, respectively, by the Conversion Price in effect for that series of Preferred Stock on the Conversion Date therefor. Each Conversion Price shall be subject to adjustment as set forth in subparagraph 4.f. No payment or adjustment shall be made for any dividends on the Common Stock issuable on such conversion.

                  c. MECHANICS OF CONVERSION. The holder of any shares of Series A, B or C Convertible Preferred Stock may exercise the conversion right in this paragraph 4 by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. On the occurrence of the event specified in subparagraph 4.b, the outstanding shares of Series A, B and C Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable on such conversion unless certificates evidencing the shares of Series A, B or C Convertible Preferred Stock so converted are delivered to the Corporation or its transfer agent. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event specified in subparagraph 4.b, as the case may be, and such date is called herein the "Conversion Date." Subject to subparagraph 4.f(7), as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Series A, B or C Convertible Preferred Stock to the Corporation or its transfer agent in the case of conversions pursuant to subparagraph 4.b) the Corporation shall issue and deliver to or on the written order of such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled and a check or cash with respect to any fraction of a share of Common Stock as provided in subparagraph 4.e. Subject to subparagraph 4.f(7), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. On conversion of only a portion of the number of shares covered by a certificate representing shares of Series A, B or C Convertible Preferred Stock surrendered for conversion (in the case of conversion pursuant to subparagraph 4.a), the Corporation shall issue and deliver to or on the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A, B or C Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered.

                  e. FRACTIONAL SHARES. No fractional shares of Common Stock or scrip shall be issued on conversion of shares of Series A, B or C Convertible Preferred Stock. If more than one share of Series A, B or C Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of whole shares of Common Stock issuable on conversion thereof shall be computed on the basis of the aggregate number of shares of Series A, B or C Convertible Preferred Stock so surrendered. In lieu of any fraction of a share of Common Stock that would, otherwise be issuable on any conversion of shares of Series A, B or C Convertible Preferred Stock, the Corporation shall pay cash to the holder thereof in an amount equal to such fraction multiplied by the Current Market Price at the time of conversion.

                  f. CONVERSION PRICE ADJUSTMENTS. The Conversion Price for each of the Series A, B and C Convertible Preferred Stock shall be subject to adjustment from time to time, as follows:

                           (1) COMMON STOCK ISSUED BELOW CURRENT CONVERSION
PRICE. If the Corporation shall issue any Common Stock other than Excluded Stock without consideration or for consideration per share less than a Conversion Price in effect immediately prior to such issuance, such Conversion Price in effect immediately prior to such issuance shall immediately (except as provided below) be reduced to the price determined by dividing (1) an amount equal to the sum of the product of the number of shares of Common Stock outstanding immediately prior to such issuance multiplied by such Conversion Price in effect immediately prior to such issuance plus the consideration, if any, received by the Corporation on such issuance, by (2) the total number of shares of Common Stock outstanding immediately after such issuance. For the purposes of any such adjustment of a Conversion Price, the following provisions shall apply:

                                    (a) CASH. In the case of the issuance of
Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                    (b) CONSIDERATION OTHER THAN CASH. In the
case of the issuance of Common Stock (otherwise than on the conversion of share of capital stock or other securities of the Corporation) for consideration wholly or partly other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board, without regard to any accounting treatment; provided that such fair value as determined by the Board shall not exceed the aggregate Current Market Price of the shares of Common Stock being issued as of the date on which the Board authorizes the issuance of such shares.

                                    (c) OPTIONS AND CONVERTIBLE SECURITIES. In
the case of the issuance of options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

                                             (i) the aggregate maximum number of
shares of Common Stock deliverable on exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights shall have been issued and for a consideration equal to the consideration (determined in the manner provided in the preceding subclauses (a) and (b)), if any, that shall have been received by the Corporation on the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

                                             (ii) the aggregate maximum number
of shares of Common Stock deliverable on conversion of or in exchange for any such convertible or exchangeable securities, or on the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities shall have been issued or such options, warrants or rights shall have been issued and for a consideration equal to the consideration, if any, that shall have been received by the Corporation for any such securities and related options, warrants or rights (excluding any cash that shall have been received on account of accrued interest), plus the additional consideration (determined in the manner provided in the preceding subclauses (a) and (b)), if any, to be received by the Corporation on the conversion or exchange of such securities, or on the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

                                             (iii) on any change in the number
of shares of Common Stock deliverable on exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation on such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, each Conversion Price as then in effect shall forthwith be readjusted to the Conversion Price that would have been obtained had an adjustment been made on the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, on the basis of such change;

                                             (iv) on the expiration or
cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if a Conversion Price shall have been adjusted on the issuance thereof, such Conversion Price shall forthwith be readjusted to the Conversion Price that would have been obtained had an adjustment been made on the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued on the exercise of such options, warrants or rights, or on the conversion or exchange of such convertible or exchangeable securities; and

                                             (v) if a Conversion Price shall
have been adjusted on the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of such Conversion Price shall be made for the actual issuance of Common Stock on the exercise, conversion or exchange thereof;

provided that no increase in a Conversion Price shall be made pursuant to subclause (i) or (ii) of this clause 4.f(l)(c).

                           (2) EXCLUDED STOCK. "Excluded Stock" means (a) shares
of Common Stock issued or reserved for issuance by the Corporation as a stock dividend payable in shares of Common Stock, or on any subdivision or split-up of the outstanding shares of Common Stock or Preferred Stock, or on conversion of shares of Preferred Stock and (b) 2,000,000 shares of Common Stock to be issued after the Issue Date to key employees, consultants and advisers of the Corporation together with any such shares that are repurchased by the Corporation and reissued to any employee, consultant or adviser of the Corporation. All shares of Excluded Stock that the Corporation reserves for issuance shall thereafter until such reservation is rescinded be deemed to be outstanding for all purposes of computations under subparagraph 4.f(1).

                           (3) STOCK DIVIDENDS, SUBDIVISIONS, RECLASSIFICATIONS
OR COMBINATIONS. If the Corporation shall declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or combine or reclassify the outstanding Common Stock into a smaller number of shares, each Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the bolder of any shares of Series A, B or C Convertible Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock that such holder would have owned or been entitled to receive had such Series A, B or C Convertible Preferred Stock been converted immediately prior to such date. Successive adjustments in such Conversion Price shall be made whenever any such event shall occur.

                           (4) OTHER DISTRIBUTIONS. If the Corporation shall fix
a record date for the making of a distribution to all holders of shares of its Common Stock of shares of any class other than its Common Stock, of evidence of indebtedness of the Corporation or any Subsidiary, of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 4.f(3)), or of rights or warrants (excluding those referred to in subparagraph 4.f(1)), then, in each such case, each Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (a) an amount equal to the excess of the product of the number of shares of Common Stock outstanding on such record date multiplied by such Conversion Price per share on such record date over the fair market value (as determined by the Board, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (b) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. If such distribution is not so made, such Conversion Price then in effect shall be readjusted, effective as of the date when the Board determines not to make such distribution, to the Conversion Price that would then be in effect if such record date had not been fixed.

                           (5) CONSOLIDATION, MERGER, SALE, LEASE OR CONVEYANCE.
In case of any consolidation with or merger of the Corporation with or into another corporation or a limited liability company, partnership or other entity, or in case of any sale, lease or conveyance to another corporation or a limited liability company, partnership or other entity of all or substantially all of the assets of the Corporation, each share of Series A, B or C Convertible Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) on conversion of such share of Series A, B or C Convertible Preferred Stock would have been entitled on such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions herein with respect to the rights and interests thereafter of the holders of the shares of Series A, B and C Convertible Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A, B or C Convertible Preferred Stock.

                           (6) ROUNDING OF CALCULATIONS; MINIMUM ADJUSTMENT. All
calculations under this subparagraph 4.f shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. Any provision of this paragraph 4 to the contrary notwithstanding, no adjustment in a Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried fox-ward, shall aggregate $0.01 or more.

                           (7) TIMING OF ISSUANCE OF ADDITIONAL COMMON STOCK ON
CERTAIN ADJUSTMENTS. In any case in which this subparagraph 4.f shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (a) issuing to any holder of Series A, B or C Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable on such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable on such conversion before giving effect to such adjustment and (b) paying to such holder any amount of cash in lieu of a fraction of a share of Common Stock pursuant to subparagraph 4.e; provided that the Corporation on request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, on the occurrence of the event requiring such adjustment.

                  g. CURRENT MARKET PRICE. The Current Market Price at any date means, if the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for thirty consecutive trading days ending no more than five business days before such date (as adjusted for any stock dividend, split, combination or reclassification taking effect during such thirty-trading-day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by the Nasdaq Stock Market, if the Common Stock is traded over-the-counter and quoted by the Nasdaq Stock Market, or if the Common Stock is so traded but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by the

Nasdaq Stock Market or any comparable system or, if the Common Stock is not listed or traded on the Nasdaq Stock Market or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If no such quotation is available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value as determined by the Board, without regard to any accounting treatment.

                  h. STATEMENT REGARDING ADJUSTMENTS. Whenever a Conversion Price shall be adjusted as provided in subparagraph 4.f, the Corporation shall forthwith file, at the office of any transfer agent for the Series A, B or C Convertible Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and each Conversion Price that shall be in effect after such adjustment, and shall cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A, B or C Convertible Preferred Stock at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under subparagraph 4.i.

                  i. NOTICE TO HOLDERS. If the Corporation shall propose to take any action of the type described in clause (1) (but only if the action of the type described in clause (1) would result in an adjustment in a Conversion Price), (3), (4) or (5) of subparagraph 4.f, the Corporation shall give notice to each bolder of shares of Series A, B or C Convertible Preferred Stock, in the manner set forth in subparagraph 4.h, of the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent that such effect is known to the Corporation at the date of such notice) on each Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable on conversion of shares of Series A, B and C Convertible Preferred Stock. If such action requires the fixing of a record date, such notice shall be given at least ten days prior to such record date; such notice shall otherwise be given at least fifteen days prior to the taking of such action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                  j. TREASURY STOCK. For the purposes of this paragraph 4, the sale or other disposition of any Common Stock theretofore held in the Corporation's treasury shall be deemed to be the issuance thereof.

                  k. COSTS. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock on conversion of any shares of Series A, B or C Convertible Preferred Stock; provided that the Corporation shall not be required to pay any taxes resulting from any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the registered holder of the shares of Series A, B or C Convertible Preferred Stock in respect of which such shares are being issued.

                  l. RESERVATION OF SHARES. The Corporation shall reserve at all times so long as any shares of Series A, B or C Convertible Preferred Stock remain outstanding, free from


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

preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A, B and C Convertible Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A, B and C Convertible Preferred Stock.

                  m. APPROVALS. If any shares of Common Stock to be reserved for conversion of shares of Series A, B or C Convertible Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered on conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval. If, and so long as, any Common Stock into which the shares of Series A, B and C Convertible Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, on official notice of issuance, all shares of such Common Stock issuable on conversion.

                  n. VALID ISSUANCE. All shares of Common Stock that may be issued on conversion of shares of Series A, B or C Convertible Preferred Stock will on issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action that will cause a contrary result (including without limitation, any action that would cause a Conversion Price to be less than the par value, if any, of the Common Stock).

         5. VOTING RIGHTS.

                  a. SERIES A AND B CONVERTIBLE PREFERRED STOCK. The holders of the Parity Stock, the holders of Series A, B and C Convertible Preferred Stock and the holders of Common Stock shall vote together as a single class on all matters submitted to a vote of the stockholders at a meeting or by written consent; provided that holders of Series A, B or C Convertible Preferred Stock shall have one vote per share of Common Stock into which their shares of Series A, B or C Convertible Preferred Stock may be converted pursuant to paragraph 4; and provided further that, with respect to each matter submitted to the stockholders for action at a meeting or by written consent, such number of votes for each holder of Series A, B and C Convertible Preferred Stock shall be determined as of the record date therefor.

                  b. CLASS VOTES. Notwithstanding any of the foregoing provisions to the contrary, the holders of Series A, B and C Convertible Preferred Stock and Common Stock shall be entitled to vote as separate classes on such matters (and only such matters) as may expressly be required by law or this Certificate of Incorporation to be submitted to such holders voting as separate classes.

                  c. NOTICE AND ATTENDANCE. Only the holders of shares entitled to vote shall be entitled to notice of or to attend any meeting of the stockholders in accordance with the Bylaws of the Corporation.

         6. CAPITAL. On any redemption or repurchase by the Corporation of shares of Series A, B or C Convertible Preferred Stock, the Corporation's capital shall be reduced by an amount equal to the product of the Liquidation Value for such shares multiplied by the number


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

of such shares so redeemed or repurchased. This paragraph 6 shall apply to all certificates representing Series A, B or C Convertible Preferred Stock, whether or not all such certificates shall have been surrendered to the Corporation.

         7. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series A, B and C Convertible Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Article V.C (as it may be amended from time to time). The shares of Series A, B and C Convertible Preferred Stock shall have no preemptive or subscription rights.

         8. HEADINGS. The headings of the paragraphs and subparagraphs in this
Article V.C are for convenience of reference only and shall not affect the interpretation of any provision hereof.

         9. SEVERABILITY. If any right, preference or limitation of the Series A, B or C Convertible Preferred Stock provided in this Article V.C (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any law or public policy, all other rights, preferences and limitations provided in this Article V.C (as so amended) that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no such right, preference or limitation shall be deemed dependent on any other such right, preference or limitation unless so expressed herein.

         10. STATUS OF REACQUIRED SHARES. Shares of Series A, B or C Convertible Preferred Stock that are issued and subsequently redeemed or otherwise reacquired in any manner shall (on compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

     D. STOCK SPLIT. Immediately upon the filing (the "Effective Time") of this Amended and Restated Certificate of Incorporation, each share of Common Stock outstanding as of the Effective Time shall be, without further action by the Corporation or any of the holders thereof, split up and converted into four (4) shares of Common Stock. Unless otherwise requested by the holders thereof, the share certificates representing the shares outstanding prior to the filing of this Amended and Restated Certificate of Incorporation shall represent such number of new shares as split and converted following the filing hereof. Upon surrender by a holder of Common Stock of a certificate or certificates for Common Stock, duly endorsed, at the office of the Corporation, the Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of new shares to which such holder shall be entitled as aforesaid.

                                   ARTICLE VI

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of this Corporation is expressly authorized to adopt, amend or repeal from time to time any or all of the Bylaws of this Corporation.


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

                                  ARTICLE VII

                  The number of directors which shall constitute the whole Board of Directors of this Corporation shall be as specified in the Bylaws of this Corporation, subject to Article VI and this Article VII.

                                  ARTICLE VIII

                  A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. Neither the amendment or repeal of this
Article VIII nor the adoption of any provision of the Certificate of Incorporation or the Bylaws or any statute inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII with respect to any act or omission occurring, or any cause of action, suit or claim that but for this Article VIII would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE IX

                  This Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred on stockholders, directors or any other person whomsoever by or pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted, subject to the rights reserved in this Article IX.

                                   ARTICLE X

                  Meetings of stockholders may be held outside the State of Delaware, if the Bylaws so provide. The books of this Corporation may be kept (subject to any provision of law) outside the State of Delaware. Elections of directors need not be by ballot unless the Bylaws of this Corporation shall so provide.


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